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Exhibit 99.1

420 Lexington Avenue, New York City, NY 10170

CONTACT
Gregory F. Hughes
Chief Financial Officer
(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS FIRST QUARTER FFO OF $0.83 PER SHARE

Release Highlights

  •
  FFO decreased 2% to $0.83 per share (diluted) versus $0.85 per share (diluted) for the same quarter in 2003. The first quarter results include a one-time charge of approximately $0.15 per share related to a restricted stock award

  •
  Promoted Gerard Nocera to Chief Operating Officer

  •
  Signed 69 leases totaling approximately 279,000 rentable square feet

  •
  Ended the quarter at 96.3% occupancy, an increase from 95.8% at December 31, 2003

  •
  The Company announced the formation of Gramercy Capital Corp. to continue SL Green's structured finance business as a separate public company

  •
  Acquired 19 West 44th Street for $67.0 million, through a joint venture with the City Investment Fund

  •
  Increased the secured revolving credit facility to $125.0 million and extended the maturity date to December 2006

  •
  Entered into interest rate protection agreements to fix $265.0 million of variable rate debt, including $65.0 million previously announced.

Financial Results

        New York, NY, April 20, 2004—SL Green Realty Corp. (NYSE:SLG) reported funds from operations (FFO) totaling $35.0 million, or $0.83 per share (diluted) for the three months ended March 31, 2004, compared to $32.5 million, or $0.85 per share (diluted), for the same quarter in 2003. The first quarter included a one-time charge related to restricted stock granted to Marc Holliday in connection with his employment agreement and promotion to CEO, which totaled approximately $0.15 per share. Excluding the one-time charge, FFO per share increased by $0.13 per share primarily as a result of contributions from 2003 acquisitions and the $4.2 million gain related to liquidation of a structured finance investment.

        Net income available to common shareholders for the first quarter of 2004 totaled $16.0 million, or $0.40 per share (diluted), a decrease of $0.61 per share as compared to the same quarter in 2003 when net income totaled $33.9 million, or $1.01 per share (diluted). The decrease in net income is primarily due to the gain from the sale of 50 West 23rd Street ($0.50), which is included in the first quarter of 2003, the net effect of the aforementioned changes in FFO and additional share dilution.

        The Company's first quarter weighted average diluted shares outstanding increased 3.8 million, or 10%, to 42.0 million in 2004 from 38.2 million in 2003. The increase was primarily attributable to (i) the 1.8 million share common equity offering completed on January 16, 2004, (ii) operating partnership units issued in connection with certain 2003 acquisitions and (iii) the effects of stock and option-based compensation.

Consolidated Results

        Total quarterly revenues increased 32% in the first quarter of 2004 to $87.7 million compared to $66.7 million in the same quarter in 2003. The $21.0 million growth in revenue resulted primarily from the following items:

  •
  $12.4 million increase from 2003 acquisitions

  •
  $8.9 million increase in preferred and investment income

  •
  $0.3 million decrease-other.

        The Company's EBITDA increased by $9.7 million to $47.8 million, compared to $38.1 million in the same quarter in 2003. The following items primarily drove the EBITDA increase:

  •
  $9.1 million increase from GAAP NOI (before discontinued operations)

  •
  $5.0 million increase from 2003 property acquisitions and other

  •
  $6.4 million increase in income from unconsolidated joint ventures

  •
  $1.7 million decrease from same-store properties

  •
  $8.9 million increase in investment and preferred income

  •
  $0.6 million decrease in other income net of affiliate income ($1.6 million)

  •
  $7.7 million decrease from higher MG&A expense, including the aforementioned one-time charge.

        EBITDA margins (EBITDA divided by total real estate revenue) after ground rent, increased to 66.9% from 63.4% in the corresponding period. The increase in margins were primarily due to (i) the increase in equity in net income from unconsolidated joint ventures ($6.4 million) and (ii) the increase in investment and preferred equity income ($8.9 million). These increases were partially off-set by higher MG&A ($7.7 million) and increased operating costs as a percentage of real estate revenue.

        FFO available to common shareholders increased $2.5 million primarily as a result of:

  •
  $9.7 million increase in EBITDA

  •
  $0.5 million increase from lower amortization of finance costs

  •
  $2.5 million increase in FFO adjustment from unconsolidated joint ventures

  •
  $2.1 million decrease in FFO from discontinued operations

  •
  $3.0 million decrease from perpetual preferred stock dividends

  •
  $5.1 million decrease from higher interest expense.

        The $5.1 million increase in interest expense was primarily associated with additional debt used to fund new investment activity ($7.8 million) offset in part by reduced loan balances due to previous disposition activity ($1.0 million) and proceeds from the Company's common and preferred equity offerings ($1.5 million).

Same-Store Results

        During the first quarter of 2004, same-store GAAP NOI decreased $1.7 million to $26.4 million, as compared to $28.1 million for the same quarter in 2003. The decrease in same-store GAAP NOI was driven by a $1.8 million (7%) increase in operating expenses partially offset by a $0.1 million increase in rental revenue. This increase in revenue was primarily due to:

  •
  $0.5 million increase from replacement rents, including early renewals, which were 7% higher than previously fully escalated rents

  •
  $0.5 million increase in escalation and reimbursement revenue primarily due to utility reimbursements

  •
  $0.5 million decrease from higher credit loss reserves

  •
  $0.4 million reduction in signage rent and lease buy-out income

        The $1.8 million (7%) increase in operating expenses resulted primarily from the following:

  •
  $0.5 million (6%) increase in real estate taxes

  •
  $0.5 million (29%) increase in condominium, management, professional and advertising costs

  •
  $0.6 million (6%) increase in repairs, maintenance, and payroll costs

Leasing Activity

        For the first quarter of 2004, the Company signed 69 leases totaling approximately 279,000 rentable square feet of which 59 leases and 251,000 square feet represent office leases. Starting office cash rents, which averaged $30.98 per square foot, a 2.5% increase over previously fully escalated cash rents averaging $30.22 per square foot. Tenant concessions averaged 1.9 months of free rent with an allowance for tenant improvements of $26.21 per rentable square foot.

Real Estate Activity

19 West 44th Street
New York, New York

        On March 20, 2004, the Company, through a joint venture with The City Investment Fund, acquired 19 West 44th Street for $67.0 million from EBS Forty Fourth Property Associates LLC with potential additional consideration of up to $2 million based on property performance. The Company held a $7.0 million preferred equity investment that was redeemed at closing and now holds a 35% equity interest in the property. The venture financed the transaction by assuming the existing $47.2 million first mortgage, which bears interest at 286 basis points over LIBOR, and cash. The mortgage matures in September 2005 and is open for pre-payment in April 2005.

        19 West 44th Street is an approximately 292,000 square foot office building located between Fifth Avenue and Avenue of the Americas. The initial unleveraged cash NOI yield on investment is 8.0%. The Company acts as the operating partner for the joint venture and is responsible for leasing and managing the property. The joint venture agreement provides the Company with the opportunity to gain certain economic benefits based on the financial performance of the property.

Structured Finance Activity

        As of March 31, 2004, the par value of the Company's structured finance and preferred equity investments totaled $276.5 million. The weighted average balance outstanding for the first quarter of 2004 was $269.6 million. During the first quarter of 2004, the weighted average yield was 12.16%.

        During the first quarter of 2004, the Company originated $80.0 million of structured finance investments with an initial yield of 11.45%. The Company also received a redemption totaling $15.4 million that was yielding 12.14% and converted its $7.0 million preferred equity investment into common equity at 19 West 44th Street.

        During April 2004, the Company received $84.3 million in redemptions with a weighted average interest rate of 13.52%.

        During the quarter, the Company recognized a $4.2 million gain from a partial distribution from a joint venture, which owned a mortgage position in a portfolio of office and industrial properties.

Gramercy Capital Corp. Formation

        The Company announced today that its newly formed affiliate, Gramercy Capital Corp., expects to file a registration statement tomorrow in connection with its initial public offering to raise up to $200 million. Gramercy Capital Corp. is a specialty finance company focused on originating and acquiring loans and other fixed-income investments secured by commercial and multifamily real estate.

        The Company created Gramercy Capital to continue its structured finance business as a separate public company. The existing fixed-income investment portfolio of the Company is not being contributed in connection with the IPO.

        The Company will have a significant ownership interest in the business by investing up to $50 million in the initial public offering and will own approximately 25% of the common stock outstanding after the offering.

        This document is not an offer to sell securities of Gramercy Capital and is not soliciting an offer to buy those securities, which offer may be made only by means of a prospectus.

Financing Activity

Common Stock Issuance

        On January 16, 2004, the Company completed a public offering of 1.8 million shares of common stock at a gross price of $42.33 per share. The Company used the net proceeds of approximately $73.9 million to pay down its unsecured revolving credit facility.

Forward Interest Rate Contracts

        During January 2004, the Company entered into a $65.0 million serial swap commencing August 2005 with an initial 12-month all-in rate of 4.80% and a blended all-in rate of 5.45% with a final maturity date in June 2008.

        During January 2004, the Company entered into a $100.0 million one-year forward swap commencing June 2004 with an all-in rate of 3.77%.

        During April 2004, the Company entered into a $100.0 million serial step swap commencing April 2004 with an initial 24-month all-in rate of 3.83% and a blended all-in rate of 5.10% with a final maturity date in December 2008.

10-Year Rate Lock

        During March, the Company executed a 10-year $235.0 million forward rate-lock in anticipation of the refinancing of One Park Avenue. The forward rate lock fixed the effective borrowing rate at 5.75%.

Secured Line of Credit

        During March 2004, the Company increased and extended its secured revolving credit facility. The revolving credit facility was increased by $50.0 million to $125.0 million and the maturity date was extended from the initial maturity date in December 2004 to December 2006 and bears interest at a current spread of 140 basis points over LIBOR.

Promotion of Gerard Nocera

        Gerard Nocera, who is currently Executive Vice President and Director of Real Estate, has been promoted to Chief Operating Officer, effective May 1st, 2004.

        In his new role, Mr. Nocera, who joined SL Green more than a decade ago, will continue to oversee all areas of real estate—including leasing, management, construction and redevelopment. In addition, he will work closely with the company's finance department in budget preparation, compliance and monitoring.

        "Gerry joined SL Green when the company was in its infancy, and through the years, has made a significant contribution to its success," said Marc Holliday, President and Chief Executive Officer of SL Green. "As Director of Real Estate, he has done an exemplary job of overseeing our entire portfolio, earning respect both internally and throughout the entire real estate community. We're confident that he will continue to excel as he assumes his new responsibilities."

Conference Call

        The company will host a conference call and audio web cast on Wednesday, April 21, 2004, at 2:00 pm ET to discuss the financial results. The conference call can be accessed by dialing (913) 981-5518. A replay of the call will be available through April 28, 2004, by dialing 888-203-1112 or 719-457-0820, pass code 142129. The call will be simultaneously broadcast via the Internet and individuals who wish to access the conference call should go to www.slgreen.com to log onto the call or to listen to a replay following the call.

Non-GAAP Financial Measures

        During the April 21, 2004 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages seven and nine of this release and in our first quarter supplemental data package.

*
Financial Tables attached

        To receive the Company's latest news release and other corporate documents, including the first quarter supplemental data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601. All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.

Forward-looking Information

        This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company's control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS—UNAUDITED

(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2004	2003
Revenue:
Rental revenue, net	$61,511	$51,559
Escalations & reimbursement revenues	9,790	8,178
Signage rent	70	325
Preferred equity investment income	4,044	1,556
Investment income	9,785	3,361
Other income	2,490	1,699

Total revenues	87,690	66,678
Equity in net loss from affiliates	—	(97)
Equity in net income from unconsolidated joint ventures	10,551	4,176
Expenses:
Operating expenses	23,355	16,685
Ground rent	3,866	3,164
Real estate taxes	12,341	9,629
Marketing, general and administrative	10,903	3,186

Total expenses	50,465	32,664

Earnings Before Interest, Depreciation and Amortization (EBITDA)	47,776	38,093
Interest Expense	14,830	9,651
Depreciation and amortization	13,048	10,590

Net income from Continuing Operations	19,898	17,852

Income from Discontinued Operations, net of minority interests	—	1,733
Gain on sale of Discontinued Operations, net of minority interests	—	17,824
Minority interests	(943)	(1,062)
Preferred stock dividends and accretion	(3,000)	(2,431)

Net income available to common shareholders	$15,955	$33,916

Net income per share (Basic)	$0.42	$1.11
Net income per share (Diluted)	$0.40	$1.01
Funds From Operations (FFO)
FFO per share (Basic)	$0.87	$0.92
FFO per share (Diluted)	$0.83	$0.85
FFO Calculation:
Income before minority interests, preferred stock dividends and accretion and discontinued operations	$19,898	$17,852
Less:
Preferred stock dividend on convertible preferred stock	—	(2,300)
Dividend on perpetual preferred stock	(3,000)	—
Add:
Depreciation and amortization	13,048	10,590
FFO from Discontinued Operations	—	2,184
Joint venture FFO adjustment	6,000	3,387
Amortization of deferred financing costs and depreciation of non-real estate assets	(956)	(1,485)

FFO before minority interests—BASIC	34,990	30,228
Add: Convertible preferred stock dividends	—	2,300

FFO before minority interests—DILUTED	$34,990	$32,528

Basic ownership interest
Weighted average REIT common shares for net income per share	37,978	30,706
Weighted average partnership units held by minority interests	2,286	2,280

Basic weighted average shares and units outstanding for FFO per share	40,264	32,986

Diluted ownership interest
Weighted average REIT common share and common share equivalents	39,724	31,203
Weighted average partnership units held by minority interests	2,286	2,280
Common share equivalents for preferred stock	—	4,699

Diluted weighted average shares and units outstanding	42,010	38,182

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$168,660	$168,032
Buildings and improvements	857,278	849,013
Building leasehold and improvements	317,734	317,178
Property under capital lease	12,208	12,208

	1,355,880	1,346,431
Less accumulated depreciation	(165,333)	(156,768)

	1,190,547	1,189,663
Cash and cash equivalents	22,393	38,546
Restricted cash	47,768	59,542
Tenant and other receivables, net of allowance of $7,660 and $7,533 in 2004 and 2003, respectively	12,857	13,165
Related party receivables	5,000	6,610
Deferred rents receivable, net of allowance of $7,270 and $7,017 in 2004 and 2003, respectively	64,562	63,131
Structured finance investments, net of discount of none and $44 in 2004 and 2003, respectively	276,538	218,989
Investments in unconsolidated joint ventures	600,002	590,064
Deferred costs, net	44,379	39,277
Other assets	31,837	42,854

Total assets	$2,295,883	$2,261,841

Liabilities and Stockholders' Equity
Mortgage notes payable	$515,018	$515,871
Revolving credit facilities	178,000	236,000
Term loans	367,410	367,578
Derivative instruments at fair value	11,518	9,009
Accrued interest payable	4,788	3,500
Accounts payable and accrued expenses	46,953	43,835
Deferred revenue/gain	8,623	8,526
Capitalized lease obligations	16,247	16,168
Deferred land lease payable	15,326	15,166
Dividend and distributions payable	24,003	18,647
Security deposits	22,776	21,968

Total liabilities	1,210,662	1,256,268
Commitments and contingencies
Minority interest in partially owned entities	493	510
Minority interest in operating partnership	52,263	54,281
Stockholders' Equity
7.625% Series C perpetual preferred shares	151,981	151,981
Common stock, $0.01 par value 100,000 shares authorized, 38,551 and 36,016 issued and outstanding at March 31, 2004 and December 31, 2003, respectively	385	360
Additional paid-in capital	825,842	728,882
Deferred compensation plan	(17,642)	(8,446)
Accumulated other comprehensive loss	(3,704)	(961)
Retained earnings	75,603	78,966

Total stockholders' equity	1,032,465	950,782

Total liabilities and stockholders' equity	$2,295,883	$2,261,841

SL GREEN REALTY CORP.

SELECTED OPERATING DATA—UNAUDITED

	March 31,
	2004	2003
Operating Data:
Net rentable area at end of period (in 000's)(1)	15,444	12,860
Portfolio percentage leased at end of period	96.3%	95.5%
Same-Store percentage leased at end of period	96.9%	96.9%
Number of properties in operation	27	26
Office square feet leased during quarter (rentable)	251,444	316,733
Average mark-to-market percentage-office	2.5%	4.8%
Average starting cash rent per rentable square foot-office	$31.60	$36.59

(1)
Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Earnings before interest, depreciation and amortization (EBITDA):	$47,776	$38,093
Add:
Marketing, general & administrative expense	10,903	3,186
Operating income from discontinued operations	—	2,837
Depreciation adjustment for JV	6,000	3,387
Less:
Non-building revenue	20,526	9,618

GAAP net operating income (GAAP NOI)	44,153	37,885
Less:
Operating income from discontinued operations	—	2,837
GAAP NOI from other properties	17,781	6,963

2004 Same-Store GAAP NOI	$26,372	$28,085

*
See page 7 for a reconciliation of FFO and EBITDA to net income.

QuickLinks

  Exhibit 99.1
SL GREEN REALTY CORP. REPORTS FIRST QUARTER FFO OF $0.83 PER SHARE
SL GREEN REALTY CORP. STATEMENTS OF OPERATIONS—UNAUDITED (Amounts in thousands, except share and per share data)
SL GREEN REALTY CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands)
SL GREEN REALTY CORP. SELECTED OPERATING DATA—UNAUDITED
SL GREEN REALTY CORP. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES* (Amounts in thousands, except per share data)